Exhibit 10.2

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 29, 2018, among Gastar Exploration Inc. (or its successor, the “Company”), Northwest Property Ventures LLC (the “Guarantor”), and Wilmington Trust, National Association, a national banking association, as Trustee (the “Trustee”) and as Collateral Trustee (the “Collateral Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantor and the Trustee and the Collateral Trustee executed an indenture, dated as of March 3, 2017 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s Convertible Notes due 2022 (the “Notes”);

WHEREAS, the Company has inadvertently failed to comply with Section 10.04(B) of the Indenture which requires the Company to have in place at all times an Acceptable Security Interest securing the Notes and other Obligations with respect thereto on Oil and Gas Properties sufficient to satisfy the Minimum Mortgage Requirement (the “Mortgage Default”);

WHEREAS, the Company has inadvertently failed to comply with (i) Section 10.05 of the Indenture requiring the delivery of the Reserve Report within 90 days after December 31, 2017, and (ii) Section 10.04(B) certifying compliance with the Minimum Mortgage Requirement concurrently with the delivery of the Reserve Report referenced in clause (i) above (the “Delivery Defaults”);

WHEREAS, the Mortgage Default and the Delivery Defaults resulted in inaccuracies in the Company’s certifications of no Default or Event of Default in the annual compliance certificate delivered pursuant to Section 3.06(A) of the Indenture (the “Certification Default”);

WHEREAS, during the period following the occurrence of the Mortgage Default, the Delivery Defaults, and the Certification Default, the Company declared and paid dividends on its Existing Preferred Stock in the months of April and May of 2018 unknowingly in breach of Section 3.11 of the Indenture, solely as the result of such other defaults, (the “Restricted Payment Default” and together with the Mortgage Default, the Delivery Defaults, the Certification Default, and any other Default or Event of Default as a result of any failure to comply with Section 3.06 of the Indenture in relation to the Mortgage Default, the Delivery Defaults, the Certification Default, or the Restricted Payment Default, collectively the “Existing Defaults”);

WHEREAS, the Company has announced, pursuant to a press release issued on June 11, 2018, that it has declared a dividend on its Existing Preferred Stock for the month of June 2018 to be payable to shareholders on July 2, 2018, and it has elected to suspend the declaration and payment of monthly cash dividends on its outstanding Existing Preferred Stock commencing July 2018 to maintain liquidity to support its capital investment program;

WHEREAS, Section 8.02 of the Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company, the Guarantor, the Trustee and the Collateral Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee and the Collateral Trustee to join with it and the Guarantor in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes, as permitted by Section 8.02 of the Indenture, and to, subject to the satisfaction of the conditions set forth in Section 5 below, waive the Existing Defaults; and

WHEREAS, (1) the Company has received the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes approving this Supplemental Indenture, (2) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel relating to this Supplemental Indenture, as contemplated by Section 8.06 of the Indenture, and (3) the Company and the Guarantor have satisfied all other conditions required under Article 8 of the Indenture to enable the Company, the Guarantor and the Trustee to enter into this Supplemental Indenture; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor, the Trustee and the Collateral Trustee agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital to this Supplemental Indenture are used in this Supplemental Indenture as therein or herein defined.

2.    Limited Waiver to Indenture. Subject to the satisfaction of each of the conditions set forth in Section 5 below, on behalf of itself and each of the Holders, the Trustee waives each of the Existing Defaults. Such waiver is limited to the extent described in this Supplemental Indenture and shall not be construed to be a consent to or a temporary or permanent waiver of any other terms, provisions, covenants, warranties or agreements contained in the Indenture or any other Indenture Document. On behalf of itself and each of the Holders, the Trustee reserves the right to exercise any rights and remedies available to them in connection with any other present or future Defaults or Events of Default under the Indenture or any other Indenture Document. The description of the Existing Defaults in this Supplemental Indenture is based solely upon information furnished to the Trustee, the Collateral Trustee and the Holders on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults or Events of Default.

3.    Amendments to the Indenture. In reliance on the representations and warranties set forth in Section 4 below and the satisfaction of the conditions in Section 5 below, the parties to this Supplemental Indenture agree to the following amendments, in each case, effective as of the Effective Date:

(a)    Section 3.11(B) of the Indenture is amended by deleting clause (ix) and replacing it with the following:

(ix)    cash dividends on its Existing Preferred Stock declared for the month of June 2018 payable to shareholders on July 2, 2018 (the “June 2018 Preferred Share Dividend”) provided that at the time of and immediately after giving effect to such distribution, no Default or Event of Default has occurred and is continuing or would result therefrom;

(b)    Section 3.11 of the Indenture is amended by adding new clause (C) (and revising existing clause (C) to be new clause (D)) as follows:

(C)    No Dividends. For the avoidance of doubt, the Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make cash dividends or distributions on or with respect to its Capital Stock, including for clarity, its Existing Preferred Stock. Notwithstanding the immediately preceding sentence, subject to the terms of Section 3.11(B)(ix), the Company may make the June 2018 Preferred Share Dividend;

(c)    Section 7.01(A) of the Indenture is amended by (i) replacing “sixty (60) days” in clause (vi) with “fifteen (15) days.”

4.    Representation and Warranty of Company. The Company and the Guarantor represent and warrant that, except as expressly described in this Supplemental Indenture, no Default or Event of Default has occurred and is continuing other than the Existing Defaults.

5.    Conditions Precedent. This Supplemental Indenture shall become effective on the date not later than five Business Days after the date hereof (such date the, “Effective Date”) on which all of the conditions set forth in this Section 5 shall have been satisfied:

(a)    The representation and warranty of the Company contained in Section 4 is true, complete and accurate on and as of the Effective Date;

(b)    The Company shall have delivered to the Collateral Trustee Mortgages (or supplements or amendments to such Mortgages), in each case, in a form acceptable for filing in the appropriate filing office and in a form and substance reasonably satisfactory to the Holders and the Collateral Trustee that, when filed in the appropriate filing office, will create an Acceptable Security Interest with respect thereto on Oil and Gas Properties on not less than each of (i) 97.5% of the PV10 of the Company’s and the Restricted Subsidiaries’ Proved Reserves attributable to the Oil and Gas Properties; and (ii) 97.5% of the net acres of Oil and Gas Properties with no associated Proved Reserves;

(c)    The Company shall have paid, or caused to be paid, all of the expenses reasonably documented by noon Central Time on June 29, 2018 of the Trustee, the Collateral Agent, the Holders and each of their respective Affiliates incurred in connection with the preparation, execution and delivery of this Supplemental Indenture (including, without limitation the legal fees and disbursements of counsel to the Holders); and

(d)    The Company shall have delivered to the Trustee and the Collateral Trustee an Officer’s Certificate certifying that, as of the date of such certificate the conditions set forth in this Section 5 have been satisfied.

6.    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions of the Indenture will remain in full force and effect. This Supplemental Indenture will form a part of the Indenture for all purposes. Every Holder of Notes heretofore or hereafter authenticated and delivered will be bound by this Supplemental Indenture.

7.    Neither the Trustee Nor the Collateral Agent Makes Any Representation. Neither the Trustee nor the Collateral Agent makes any representation as to the validity, adequacy, enforceability or sufficiency of this Supplemental Indenture or the Notes or as to the statements made in the recitals, all of which are statements of the Company and the Guarantor. Neither the Trustee nor the Collateral Agent will be accountable for the Company’s use of the proceeds from the Notes.

8.    Release.

(a)    In consideration of, among other things, the Trustee’s, the Collateral Trustee’s and the Holders’ execution and delivery of this Supplemental Indenture, the Company and each Guarantor, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), forever agrees and covenants not to sue or prosecute against any Releasee (as defined below) and forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against any or all of the Trustee, the Collateral Trustee and the Holders of the Notes on the date hereof and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”). The release set forth in this Section 8(a) includes any and all Claims, including without limitation, Claims based in whole or in part on facts, whether or not now known: (i) existing on or prior to the date of this Supplemental Indenture; (ii) as a result of this Supplemental Indenture or any discussion or action taken or not taken by any Releasee on or before the date hereof; (iii) any discussion conducted in connection with this Supplemental Indenture; or (iv) any course of action taken by the Trustee, the Collateral Trustee or any Holder of the Notes on the date hereof in response thereto or arising therefrom on or before the date hereof. In entering into this Supplemental Indenture, each of the Company and the Guarantors has consulted with, and has been represented by, legal counsel. Each of the Company and the Guarantor expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and further agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof.

(b)    Each of the Company and the Guarantor agrees that it shall be, jointly and severally, obligated to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by or on behalf of any Person, including, without limitation, the respective officers, directors, agents, trustees, creditors, partners or shareholders of the Company, the Guarantors, or any of their respective Subsidiaries. The indemnification obligations set forth in this Section 8(b) applies to any action or proceeding, whether threatened or initiated, in respect of any claim for legal or equitable remedy under any statue, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of the Indenture, the other Indenture Documents, this Supplemental Indenture or any other document executed and/or delivered in connection herewith or therewith. Notwithstanding the foregoing, neither the Company nor any Guarantor shall have any obligation to indemnify or hold harmless any Releasee with respect to liabilities to the extent they result solely from the fraud or bad faith of that Releasee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company and the Guarantors each agrees to make the maximum contribution to the payment and satisfaction of any Claim that is permissible under applicable law.

(c)    On behalf of itself and its successors, assigns, and other legal representatives, each of the Company and Guarantor absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Company or any other Guarantor pursuant to Section 8(a) of this Supplemental Indenture. If the Company, any Guarantor or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Company and the Guarantors, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

(d)    The provisions of this Section 8 shall survive the termination of any Indenture Document (including, for avoidance of doubt, this Supplement) and payment in full of the Obligations under any Indenture Document.

9.    Covenants. In addition to the payments made in accordance with Section 5(c), the Company shall pay, or shall cause to be paid, promptly and in any event within three Business Days after receipt of an invoice therefor, all of the expenses reasonably documented after noon Central Time on June 29, 2018 of the of the Trustee, the Collateral Agent, the Holders and each of their respective Affiliates incurred in connection with the preparation, execution and delivery of this Supplemental Indenture (including, without limitation the legal fees and disbursements of counsel to the Holders).

10.    Miscellaneous. Sections 13.05, 13.06, 13.07, 13.09, 13.11, 13.13, 13.14 and 13.15 of the Indenture will apply to this Supplemental Indenture as if the same were reproduced in this Supplemental Indenture, mutatis mutandis.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed as of the date first written above.

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich
Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

NORTHWEST PROPERTY VENTURES LLC, as Guarantor

By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich
Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

Signature Page to Second Supplemental Indenture

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Trustee

By:	/s/ Shawn Goffinet
Name:	Shawn Goffinet
Title:	Assistant Vice President

Signature Page to Second Supplemental Indenture